EXHIBIT 10.31

AMENDMENT TO EMPLOYMENT AGREEMENT
BETWEEN RALPH E. FAISON AND PULSE ELECTRONICS CORPORATION

WHEREAS, Pulse Electronics Corporation (the “Company”) and Ralph E. Faison (the “Executive”) entered into an employment agreement dated January 4, 2011, as amended as of September 16, 2011 (as amended, the “Agreement”) pursuant to which the Company employed the Executive as the Company’s President and Chief Executive Officer; and

WHEREAS, Section 4.2(a) of the Agreement provides that the Executive is entitled to receive a guaranteed bonus for the 2011 performance period in an amount equal to at least $325,000 payable no later than March 15, 2012 (“2011 Bonus Payment”); and

WHEREAS, Section 4.2(d) of the Agreement required the Company to reimburse the Executive for certain moving and other relocation expenses incurred by the Executive as a result of the relocation of his residence to San Diego, California to assume his responsibilities as the Company’s President and Chief Executive Officer, including real estate sales commissions incurred upon sale of his prior home; provided, however, that if he did not sell his prior home prior to December 31, 2011, he would receive $575,000 (or, if less, the maximum amount that would cause all of his reimbursements pursuant to Section 4.2(d) of his Agreement to equal $750,000); and

WHEREAS, the Executive has previously received reimbursement for $105,373.52 in expenses pursuant to Section 4.2(d) of the Agreement and would thus be entitled to receive an additional payment of $575,000 pursuant to Section 4.2(d) of the Agreement if he does not sell his prior home by December 31, 2011 (the “Relocation Payment”); and

WHEREAS, due to the decline in real estate market conditions in the Chicago metropolitan area the Executive and the Company desire to reduce the Relocation Payment from $575,000 to $330,000 (as amended, the “Amended Relocation Payment”); and

WHEREAS, the Compensation Committee of the Board of Directors of the Company has recently amended the minimum stock ownership guidelines for its senior executives and directors generally requiring them to retain 50% of the shares of Common Stock issued to them by the Company until they achieve the specified ownership guidelines, which in the case of the Executive is 600% of his base salary; and

WHEREAS, the Company and the Executive desire to amend the Agreement to provide that the Company will pay the Amended Relocation Payment to the Executive on December 16, 2011 and the 2011 Bonus Payment on March 9, 2012 and that these payments will, to the extent permitted by applicable law and the regulations of the New York Stock Exchange, Inc., (“NYSE”) be made in the form of shares of common stock, par value $0.125 per share, of the Company (“Common Stock”) rather than cash; and

WHEREAS, on the date hereof the Executive has executed into a written Trading Plan pursuant to Rule 10b5-1 of the Securities Act of 1934, as amended (the “Exchange Act”), with an independent securities brokerage firm for the purpose of selling a portion of the shares of Common Stock issuable hereunder to finance the payment of applicable withholding taxes on the issuance of such shares.

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.
Subject to paragraph 3 and paragraph 5 below, the Company shall issue and transfer to the Executive the number of whole shares of Common Stock on December 16, 2011 equal to $330,000 (or, if Executive sells his prior home prior to December 15, 2011, the maximum reimbursement amount to which the Executive would be entitled pursuant to the provisions of Section 4.2(d) of the Agreement) divided by the closing price per share of the Common Stock on the NYSE on December 15, 2011, rounded down to the next whole share of Common Stock.

2.
Subject to paragraph 3 and paragraph 6 below, the Company shall issue and transfer to the Executive the number of whole shares of Common Stock on March 9, 2012 equal to the 2011 Bonus Payment to which the Executive is entitled pursuant to Section 4.2(a) of the Agreement divided by the closing price per share of the Common Stock on the NYSE on March 8, 2012, rounded down to the next whole share of Common Stock.

3.
Notwithstanding anything to the contrary contained herein, in accordance with Rule 312.03(b)(3) of the NYSE, the Company shall not issue to the Executive shares of Common Stock pursuant to paragraph 1 and 2 above, that in the aggregate, exceeds (1%) of the amount of issued and outstanding shares of Common Stock of the Company on the date hereof.  If and to the extent that any payment to the Executive pursuant to paragraph 1 or paragraph 2 above is not payable in shares of Common Stock by virtue of the preceding sentence or otherwise, such payment shall, to such extent, be made in cash.

4.
The issuance and transfer of shares of Common Stock pursuant to paragraph 1 above (and payment of any cash pursuant to paragraph 3, if applicable) shall be in full and final satisfaction of the Company’s obligations to the Executive for the Amended Relocation Payment pursuant to Section 4.2(d) of the Agreement and the issuance and transfer of shares of Common Stock pursuant to paragraph 2 (and payment of any cash pursuant to paragraph 3, if applicable) shall be in full and final satisfaction of the Company’s obligations to the Executive for the 2011 Bonus Payment pursuant to Section 4.2(a) of the Agreement.

5.
On or prior to the December 16, 2011 the Company shall file with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-8 for the purposes of registering under the Securities Act of 1933, as amended (the “Securities Act”) the shares of Common Stock that may be issued to the Executive pursuant to paragraph 1.

6.
On or prior to the March 9, 2012 the Company shall file with the Commission a registration statement on Form S-8 for the purposes of registering under the Securities Act the shares of Common Stock that may be issued to the Executive pursuant to paragraph 2.

7.
The Company shall cause the Company’s transfer agent (the “Transfer Agent”) to credit the Shares to which the Executive is entitled to his brokerage account at JP Morgan Securities with Depositary Trust Corporation (“DTC”) through its Deposit/Withdrawal At Custodian (“DWAC”) system; provided that the Executive shall provide the requisite DTC Participant Number and applicable account number to the Company for the purposes of effecting such DWAC transaction. If any physical certificates relating to the Shares are ever issued, they shall be imprinted with a legend in form and substance satisfactory to counsel to the Company.

8.
The Executive represents and warrants that he has the requisite capacity to purchase the Shares and to enter into this amendment to his Agreement.  The Executive understands and accepts that the purchase of the Shares involves various risks, including the risks disclosed in the Company’s filings and reports with the Commission.

9.
The Executive confirms that he is not relying on any communication (written or oral) of the Company or any of its affiliates, as investment advice or as a recommendation to purchase the Shares.  As Chairman, President and Chief Executive Officer of the Company, the Executive is familiar with the business and financial condition and operations of the Company, and has had access to such information concerning the Company and the Shares as he deems necessary to enable him to make an informed investment decision concerning the purchase of the Shares.

10.
The Executive represents and warrants that (a) he has such knowledge, skill and experience in business, financial and investment matters that the Executive is capable of evaluating the merits and risks of an investment in the Shares; (b) with the assistance of the Executive’s own professional advisors, to the extent that the Executive has deemed appropriate, the Executive has made his own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Shares and the consequences of this amendment to the Agreement; and (c) he has considered the suitability of the Shares as an investment in light of his own circumstances and financial condition and is able to bear the risks associated with an investment in the Shares.

11.
With a view to making available to the Executive the benefits of Rule 144 under the Securities Act and any other rule or regulation of the Commission that may at any time permit a holder to sell securities of the Company to the public without registration, the Company shall:

(i)	make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(ii)	use reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(iii)
furnish to the Executive so long as he owns the Shares, a written statement by the Company as to its compliance with the reporting requirements of the Securities Act (including Rule 144 thereunder) and the Exchange Act.

12.
The Executive understands that the Shares are "control securities" under applicable federal securities laws, and the Executive agrees that he will not sell, assign, pledge, give, transfer or otherwise dispose of the Shares or any interest therein, or make any offer or attempt to do any of the foregoing, except pursuant to a registration of the Shares under the Securities Act and all applicable state securities laws, or in a transaction which is exempt from the registration provisions of the Securities Act and all applicable state securities laws.

13.	Except as amended herein, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representative to execute, this amendment to the Agreement on this 11th day of November, 2011.

PULSE ELECTRONICS CORPORATION

By: /s/ Drew A. Moyer
Name: Drew A. Moyer

Title: Senior Vice President and Chief Financial Officer

EXECUTIVE

By: /s/ Ralph E. Faison
RALPH E. FAISON